As filed with the Securities and Exchange Commission on June 19, 2007
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________

Energy XXI (Bermuda) Limited
(exact name of registrant as specified in its charter)

Bermuda	98-0499286
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda
(Address, including Zip Code,
of Principal Executive Offices)
______________________

Energy XXI Services, LLC 2006 Long-term Incentive Plan
(Full title of the Plan)
______________________

Juliet Evans
Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda
(441) 298-3262
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, for Agent for Service)

______________________
Copy to:

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002-6760
(713) 758-2222
Attn: T. Mark Kelly

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	1,250,000 Shares	$6.05	$7,562,500	$233

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement shall also cover any additional shares of common stock that become issuable under the Energy XXI Services, LLC 2006 Long-term Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
Determined in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the Registration Fee, on the basis of the average of the high and low prices per share of common stock of the Registrant on June 19, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which we have filed with the Commission, are incorporated by reference in this registration statement:

(a) Our Registration Statement on Form 10 filed with the Commission on March 12, 2007.

(b) Our Quarterly Report on Form 10-Q filed with the Commission on May 8, 2007.

(c)  Our Current Reports on Form 8-K filed with the Commission on April 26, 2007, May 10, 2007, May 17, 2007, June 11, 2007 and June 13, 2007.

(d) The description of our common stock contained our Registration Statement on Form 10 filed with the Commission on March 12, 2007.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that (1) indicates that all securities registered on this registration statement have been sold or (2) deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our bye-laws provide for indemnification of our officers and directors against all liabilities, loss, damage or expense incurred or suffered by any officer or director in his or her role as an officer or director of us to the maximum extent permitted by Bermuda law. However, the indemnification does not extend to any matter which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda.

The Companies Act provides that a Bermuda company may indemnify its officers and directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. A company is also permitted to indemnify any officer or director against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in favor of the director or officer, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court. However, the Companies Act also states that any provision, whether contained in our bye-laws or in a contract or arrangement between us and the officer or director, indemnifying an officer or director against any liability which would attach to him in respect of his or her fraud or dishonesty will be void.

Our directors and officers also are covered by directors’ and officers’ insurance policies maintained by us.

Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of us, against any of our officers or directors on account of any action taken by any officer or director, or the failure of any officer or director to take any action in the performance of his or her duties with or for us; provided, however, that this waiver does not apply to any claims or rights of action arising out of the fraud or dishonesty of an officer or a director, or to recover any gain, personal profit or advantage to which an officer or director is not legally entitled.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.	Description

5.1	Opinion of Appleby Hunter Bailhache as to the legality of the shares being registered
10.1	Energy XXI Services, LLC 2006 Long-term Incentive Plan (incorporated by reference from Exhibit 10.7 to our Form 10 filed with the Commission on October 30, 2006)
23.1	Consent of Appleby Hunder Bailhache (included in Exhibit 5.1)
23.2	Consent of UHY LLP (Energy XXI)
23.3	Consent of UHY LLP (Castex)
23.4	Consent of UHY LLP (Pogo)
23.5	Consent of Grant Thornton LLP
24.1	Power of Attorney

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Energy XXI (Bermuda) Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 19, 2007.

Energy XXI (Bermuda) Limited

By:	/s/ David West Griffin
David West Griffin
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Energy XXI (Bermuda) Limited (the “Company”) hereby constitutes and appoints David West Griffin his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on June 19, 2007.

Signature	Title

/s/ John D. Shiller, Jr.	Chairman and Chief Executive Officer
John D. Schiller, Jr.

/s/ Steven A. Weyel	Director, President and Chief Operating Officer
Steven A. Weyel

/s/ David West Griffin	Director, Chief Financial Officer
David West Griffin

/s/ William Colvin	Director
William Colvin

/s/ Paul Davison	Director
Paul Davison

/s/ David M. Dunwoody	Director
David M. Dunwoody

/s/ Hill A. Feinberg	Director
Hill A. Feinberg

/s/ Hugh A. Menown	Vice President and Chief Accounting Officer
Hugh A. Menown

INDEX TO EXHIBITS

No.	Description
5.1	Opinion of Appleby Hunter Bailhache as to the legality of the shares being registered
10.1	Energy XXI Services, LLC 2006 Long-term Incentive Plan (incorporated by reference from Exhibit 10.7 to our Form 10 filed with the Commission on October 30, 2006)
23.1	Consent of Appleby Hunder Bailhache (included in Exhibit 5.1)
23.2	Consent of UHY LLP (Energy XXI)
23.3	Consent of UHY LLP (Castex)
23.4	Consent of UHY LLP (Pogo)
23.5	Consent of Grant Thornton LLP
24.1	Power of Attorney